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                                                                     EXHIBIT 8.1


                       [ANDREWS & KURTH L.L.P. LETTERHEAD]




                                November 26, 2002



Partnership Policy Committee
Northern Border Partners, L.P.
13710 FNB Parkway
Omaha, Nebraska 68154-5200

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

                  We have acted as counsel to Northern Border Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, on November 26, 2002. The Registration Statement relates to the offering (the "Offering"), as set forth in the Registration Statement, the form of prospectus contained therein (the "Prospectus") and one or more supplements to the Prospectus (each, a "Prospectus Supplement"), by the Partnership of (i) common units (the "Common Units") and
(ii) debt securities (the "Debt Securities"), having an aggregate initial public offering price (for all such securities issued under the Registration Statement) not to exceed U.S. $500,000,000, on terms to be determined at the time of the Offering. In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

                  The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

                  A discussion with regard to the material United States federal income tax consequences, if any, for purchasers of the Debt Securities pursuant to the Offering will be included in a Prospectus Supplement relating to the issuance of such securities. An opinion with respect to any such discussion will be filed as an exhibit to a Current Report on Form 8-K of the Partnership.

                  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

                  Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters



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Partnership Policy Committee
Northern Border Partners, L.P.
November 26, 2002
Page 2


presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,



                                       /s/ ANDREWS & KURTH L.L.P.